As filed with the Securities and Exchange Commission on June 14, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELLICELL BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1966948
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

460 Park Avenue, 17th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Intellicell Biosciences, Inc.
2011 Incentive Stock Plan
(Full Title of Plan)

Dr. Steven A. Victor
Intellicell Biosciences, Inc.
460 Park Avenue, 17th Floor
New York, New York 10022
 (Name and address of agent for service)

(646) 576-8700
(Telephone number, including area code, of agent for service)

Copies to:
Richard A Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
 61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,493,766	$4.00	(2)	$13,975,064	$1,601.55
Common Stock, par value $0.001 per share	3,506,234	$0.25	(3)	$876,558.50	$100.45
TOTAL	7,000,000			$14,851,622.50	$1,702.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Intellicell Biosciences, Inc., a Nevada corporation (the “Registrant” or the “Company”), which become issuable under the Company’s 2011 Incentive Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The price of $4.00 per share represents the weighted average of the exercise prices for outstanding options as of June 12, 2012 under the Plan.

(3)
Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low sales price of the Registrant’s common stock as reported on the OTCQB on June 11, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference into this Registration Statement:

(a)         The Registrant’s latest annual report on Form 10-K filed on April 18, 2012, as amended April 23, 2012, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial information for the Company’s fiscal year ended December 31, 2011;

(b)         The Registrant’s Quarterly Report on Form 10-Q filed on May 21, 2012 for the fiscal quarter ended March 31, 2012 pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant’s document referred to in (a) above;

(c)           The Registrant’s Current Report on Form 8-K filed on April 19, 2012, May 18, 2012, June 4, 2012, June 8, 2012 and June 13, 2012 pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the registrant’s document referred to in (a) above; and

(d)         The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A12G filed on June 4, 2012, pursuant to Section 12(g) of the Exchange Act.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5.       Interests of Named Experts and Counsel.

Certain members of Sichenzia Ross Friedman Ference LLP own an aggregate of 394,050 shares of our common stock.

Item 6.       Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, as amended (“NRS”) provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation implement the indemnification provisions permitted by Chapter 78 of the NRS by providing for the indemnification of our directors to the fullest extent permitted by the Nevada Revised Statutes and provide that we may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or person controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7.      Exemption from Registration Claimed.

Not Applicable.

Item 8.        Exhibits.

Exhibit No.	Description

4.1	Intellicell Biosciences, Inc. 2011 Incentive Stock Plan

5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the legality of the common stock registered hereby.

23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed herewith in Exhibit 5.1)

23.2	Consent of Rosen Seymour Shapss Martin & Company LLP.

Item 9.           Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

 Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on June 14, 2012.

INTELLICELL BIOSCIENCES, INC.

By:	/s/ Steven A. Victor
Steven A. Victor Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven A. Victor, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Steven A. Victor	Chief Executive Officer and Chairman of the Board (principal executive and financial officer)	June 14, 2012
Steven A. Victor
/s/ Leonard Mazur	Director	June 14, 2012
Leonard Mazur